Exhibit 10.21

AGREEMENT FOR PURCHASE OF AGENCY ASSETS

THIS AGREEMENT MADE this 11th day of April, 2006 (the “Agreement”) by and between InsWeb Insurance Services, Inc., and Goldrush Insurance Services, Inc., both corporations of Gold River, California, collectively hereinafter referred to as “Seller,” and Brooke Franchise Corporation, a corporation of Overland Park, Kansas, hereinafter referred to as “Purchaser.”

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings unless the context clearly requires otherwise:

Agency Assets.  Agency Assets shall have the meaning set forth in paragraph 1 of this Agreement.  Agency Assets shall specifically exclude: a) the Seller’s operations related to the sale of life and health insurance and annuities, and b) Seller’s parent company’s lead generation/lead distribution operations and assets.

Company.  A company issuing, brokering, selling or making a market for Policies.

Insurance Services.  Insurance services include but are not limited to the sale, renewal, service or delivery of property casualty insurance policies, insurance brokering services, insurance customer services, risk management services and insurance related consulting or advisory services in connection with Policies.  Insurance Services shall exclude life insurance, health insurance and annuity related services.

Person.  Any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution or other entity.

Policies.  Any and all property and casualty Insurance Services, policies, coverages or products bindably quoted, sold, renewed, serviced or delivered through Seller to any Person.   Policies shall specifically exclude life insurance, health insurance and annuity services, policies, coverages and products.

Now, therefore, in consideration of the mutual promises, covenants, and agreements set forth hereinafter, the Seller does hereby agree to sell and the Purchaser does hereby agree to purchase the Agency Assets hereinafter described on the terms and conditions set forth as follows:

TERMS AND CONDITIONS

1.  Subject Matter of the Agreement.  Seller hereby agrees to sell, transfer, assign and convey unto the Purchaser all of Seller’s right, title and interest in and to the Policies.  Such sale shall include: the “book of business” associated with the Policies which includes but is not limited to: all customer accounts associated with all Policies; goodwill associated with all Policies; all electronic and paper customer lists, whether past, current or prospective customers associated with the Policies; all electronic and paper customer files, whether past, current or prospective customers associated with the Policies; all customer renewals associated with the Policies; all electronic and paper customer records, whether past, current or prospective customers associated with the Policies;  and all other intangible assets associated with the Policies.  Such sale shall also include all office equipment and other personal property specifically identified on the listing attached hereto as Exhibit C.  All assets shall be conveyed unto Purchaser, free and clear of any claims, liens and encumbrances whatever.   The assets described in this paragraph shall be collectively referred to as the “Agency Assets.”

2.  Purchase Price.  (a) In consideration of the sale of the above described Agency Assets, the Purchaser agrees to pay the total sum of Two Million Fifty Thousand and No/100 Dollars ($2,050,000) in the following manner:

(b) The sum of Thirty Thousand and No/100 Dollars ($30,000) as earnest money, the receipt of which is hereby acknowledged.

(c) The sum of One Million Eight Hundred Twenty Thousand and No/100 Dollars ($1,820,000) shall be paid to Seller on the date of closing.

(d) The balance of the purchase price in the amount of Two Hundred Thousand and No/100 Dollars ($200,000) shall be paid in one (1) installment of Two Hundred Thousand and No/100 Dollars ($200,000) which shall be due one hundred and twenty (120) days after the closing of this Agreement.

(e) The total purchase price described in paragraph 2(A) (the “Total Purchase Price”) shall be reduced by $200,000 if during the four month period immediately following closing, Seller does not fulfill its obligations to transfer the Agency Assets to Purchaser such as send (or provide to Purchaser to send) the transfer letters in the form attached hereto as Exhibit B to Companies, send follow-up letters at Purchaser’s request, sign such other forms or letters required to effect the transfer, and/or request Companies to discontinue direct deposit of property and casualty commissions to Seller’s accounts and sign all forms necessary to effect such discontinuance.

3. Conveyance of Title and Delivery of Property.   (a) Seller shall convey title to the above described Agency Assets by a Bill of Sale which shall be executed, acknowledged, and delivered to the Purchaser on the closing date of this Agreement, free of all liens and encumbrances whatever.  The bill of sale shall be in the form attached hereto as Exhibit A and made a part hereof by reference.

(b) Seller shall transfer to Purchaser all Policies that are a part of the book of business sold pursuant to this Agreement by executing and delivering Transfer Letters (hereinafter the “Transfer Letters”)  to the Purchaser or the Companies on the closing date of this agreement.  The Transfer Letters shall be in the form attached hereto as Exhibit B with Seller’s original signatures for each such Transfer Letters.  Seller furthermore agrees to sign any additional forms or letters which may be required to transfer said Policies or any other Agency Assets set forth in paragraph 1 of this Agreement.

(c) Seller shall deliver to Purchaser on the closing date of this Agreement the entire contents of all paper and electronic files for all of Seller’s past, current and prospective customers associated with the Policies. Delivery shall be at Seller’s expense and shall be by a courier the parties mutually agree will provide acceptable security and deliverance assurances. Seller shall also deliver to Purchaser, in electronic and paper format, a book of business report for the Policies by expiration date.  Electronic files may be made available in electronic text format using comma separated values or in paper format by printing customer lists, customer data, customer notes, customer accounting, customer history, Policy expiration lists, Policy notes, Policy accounting, Policy history, claims notes and other records which are stored in Seller’s electronic files.  Seller agrees that Seller will arrange to have all Policy data irretrievably deleted from its electronic storage units (such as computers, servers, management systems, backup drives), unless such Policy data resides on computer equipment that is transferred to Purchaser under this agreement.

4. Closing.  Closing of this sale shall occur on April 28, 2006, and shall be effective on such date (hereinafter the “closing date”), unless another date is agreed upon in writing by the parties.

5. Effective Date of Transfer of Business and Obligations.  (a) All of the Agency Assets conveyed under the terms of this Agreement shall be transferred as of the closing date.  Purchaser shall be entitled to all commissions for Policies and other positive statement balances associated with Policies (whenever and by whomever written) which are received on or after the closing date and/or reported on Company commission statements received on or after April 15, 2006.  Furthermore, Purchaser shall be entitled to all Policy fees (including but not limited to all copy fees, administrative fees, broker fees, specialty fees, MVR fees, etc.) and any bonuses as more fully described in paragraph 5(f), for all Policies (whenever and by whomever written) which are received by Seller or Purchaser from any Person on or after April 15, 2006.  If Purchaser becomes aware of any commissions paid to Seller but otherwise owed to Purchaser as described above, Purchaser may offset any amounts due Seller pursuant to paragraph 2(d), if any, plus interest at the maximum rate allowable by law (not to exceed 18% per annum) or Purchaser may demand reimbursement from Seller, in which case Seller agrees to fully and promptly reimburse Purchaser.

(b) Seller shall be liable for all debts, premiums, statement balances reflected on Company statements dated prior to the closing date, and other obligations incurred prior to the closing date.  Seller acknowledges that the value of the assets sold pursuant to this Agreement is diminished if Seller does not promptly pay its obligations to Customers, and/or Companies including without limitation, the net policy premiums (or return premiums) on Policies written (or cancelled) prior to the closing date.  As such, if Purchaser becomes aware that any such agency related expenses are not paid when due, then Purchaser may elect, but is not obligated, to pay any such amounts on behalf of Seller, in which event, at Purchaser’s sole option, Purchaser may offset any amounts due Seller pursuant to paragraph 2(d), if any, plus interest at the maximum rate allowable by law (not to exceed 18% per annum) or Purchaser may demand reimbursement from Seller, in which case Seller agrees to fully and promptly reimburse Purchaser.

(c) Seller agrees that in the event there are outstanding debts, premiums, return premiums, statement balances and/or other obligations on Policies written prior to the closing date, Purchaser, at its sole discretion, may offset any amounts collected pursuant to this paragraph 5(c) from amounts owed to Seller pursuant to this paragraph 5(c).  In the event such amounts collected are insufficient to satisfy any outstanding debts, premiums, return premiums, statement balances and/or other obligations on Policies, at Purchaser’s sole option, Purchaser may offset any remaining amounts due Seller pursuant to paragraph 2(d), if any, plus interest at the maximum rate allowable by law (not to exceed 18% per annum) or Purchaser may demand reimbursement from Seller, in which case Seller agrees to fully and promptly reimburse Purchaser.

(d) After the closing date Seller shall not be responsible for payment to Purchaser of commissions on any reduction of premiums which result from policy cancellations, policy endorsements or policy audits for Policies and which are reflected on any Company statement dated after the closing date.  After the closing date, Seller shall be responsible for any additional amounts due Customer, Companies or other Persons which result from policy cancellations, policy endorsements, or policy audits for Policies and which are reflected on any Company statement dated prior to (or first recorded on Company statements dated prior to) the closing date.  Correspondingly, after the closing date, Purchaser shall not be responsible for payment to Seller of commissions on any additional premiums which result from Policy endorsements or Policy audits for Policies and which are reflected on any Company statement dated after the closing date. After the closing date, Purchaser shall be responsible for any additional amounts due Customer or Companies which result from policy cancellations, policy endorsements, or policy audits for Policies and which are reflected on any Company statement dated after the closing date; provided such additional amounts were not first reflected on Company statements dated prior to the closing date.  Notwithstanding any other provision of this Agreement, Seller shall be responsible for any and all amounts due Companies or other Persons which result from policy cancellations, policy endorsements, policy audits, or any other Policy related activity arising out of or in connection with Policies originally written by Seller through any Company that is subject to receivership, rehabilitation, or liquidation as of the closing date, regardless of the time that such charges are invoiced or appear on any Company or agent statement.

(e) Seller shall remit to Purchaser on the closing date any funds received by Seller for Policies written on or subsequent to the closing date.

(f) Purchaser shall be entitled to all profit sharing commissions, bonus commissions, performance compensation, prizes and trips, advertising allowances or override commissions received by Seller or Purchaser on or after the closing date associated with the Agency Assets.

6.  Hold Harmless Guaranty.   (a) Seller hereby agrees and promises to indemnify, defend and hold Purchaser harmless for any and all liability that may arise by reason of Seller’s or Seller’s owner’s, directors, officers, employees and independent contractors negligence or failure to renew, issue or otherwise service any Policy prior to the date of closing, it being agreed that any liability for such errors and omissions in the transaction of business shall vest solely with Seller.  Further, Seller hereby agrees and promises to indemnify, defend and hold Purchaser harmless from and against any and all claims made by any Person for Seller’s, Seller’s owners, directors, officers, employees and independent contractors actions and/or inactions prior to the closing date, including but not limited to any claim from a broker/listing agent claiming a fee for the sale of the Agency Assets that are the subject matter hereof.

(b) Purchaser hereby agrees and promises to hold Seller harmless for any and all liability that may arise by reason of Purchaser’s or Purchaser’s owner’s, directors, officers, employees and independent contractors negligence or failure to renew, issue or otherwise service any Policy after the date of closing, it being agreed that any liability for such errors and omissions in the transaction of business shall vest solely with Purchaser.

7.  Contingencies. (i) This Agreement is subject to Purchaser’s due diligence including verification of Seller’s information set forth in the Seller’s Survey previously submitted to Purchaser, a copy of which is attached hereto as Exhibit G.  (ii) This Agreement is further contingent upon Seller obtaining and providing to Purchaser a form of the non disclosure agreement applicable to Seller’s licensed personnel, producers, customer service representatives and employees.  Seller does hereby covenant and agree to enforce such agreements for the continued benefit of Purchaser.  However, Seller agrees that Purchaser, at its option, shall have the right to enforce such agreements, but is not required to do so.  (iii) Finally, this Agreement is contingent upon there being no material adverse change in the manner of operation of Seller’s business, no material adverse change in the acquired assets, Seller’s full compliance with all applicable transfer rules and obligations, if any, under State or Federal law, and there being no suit, action, or other proceeding threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

8.  Covenants of Seller.  (a) Seller does, hereby, covenant and agree that its owners, directors, officers and employees will, at all times, on and after the closing date, assist and cooperate with Purchaser in transferring to Purchaser all Policies.  Further, Seller does, hereby, covenant and agree that its owners, directors, officers and employees will, to the extent possible and at all times, on and after the closing date, assist and cooperate with Purchaser in the transition or transfer of the Agency Assets.

(b) Seller, its parent company and affiliated companies (collectively for the purposes of this paragraph 8(b), “Seller”) agree that they will not engage directly or indirectly in the business of selling  property and casualty policies in or within the states where there are Policies for a period of two (2) years from and after the closing date.  Seller further agrees that for a period of five (5) years from and after the closing date, it will not directly or indirectly solicit or write property and casualty insurance policies for any customers that have Policies sold pursuant to this Agreement and will not directly or indirectly attempt to divert any customer that has a Policy sold pursuant to this Agreement from continuing to do business with Purchaser.  In addition, Seller agrees not to make any disparaging statements about Purchaser, its assigns or the Agency Assets.  Seller agrees not to provide any customer lists, customer records, customer files, customer renewal or expiration lists, or other confidential information regarding the Policies sold pursuant to this Agreement to any Person without Purchaser’s prior written consent.  The parties acknowledge and agree that the period associated with any of the restrictive covenants contained in this paragraph 8(b) shall be suspended during any period of violation and/or any period of time required to enforce this covenant by settlement, mediation, arbitration, litigation, threat of arbitration or threat of litigation. Moreover, Seller agrees that violation of the covenants set forth in this paragraph 8(b) will cause Purchaser irreparable harm and Purchaser shall be entitled to the immediate issuance of a temporary restraining order for any violations hereof.  The parties also acknowledge that the covenants set forth in this paragraph 8(b) are material to this agreement, that the covenants contained in this paragraph 8(b) are reasonable and necessary, and that Seller has received sufficient and adequate consideration for same.  Notwithstanding any provision of this paragraph 8(b), Seller shall not be prohibited from conducting its life insurance, health insurance and annuity agency business.  Furthermore, Purchaser acknowledges that customers who own Policies may contact and request quotes through Seller’s internet based quotation system, that Seller will not screen or block customers who have Policies from requesting quotes, and that Seller may sell to third parties leads generated through quotes requested by customers who own Policies.  Notwithstanding any other provision of this Agreement, Seller’s internet lead generation/distribution system shall not be deemed indirect solicitation or writing of customers and Seller shall not be prohibited from conducting its lead generation and distribution business in any state so long as such business is conducted in the ordinary course and Seller does not distribute, sell or provide in whole or in part the list of Policies to any Person.

(c) Seller does hereby covenant and agree to deliver to Purchaser all evidence of ownership and origin of all Agency Assets.

(d) Seller does hereby covenant and agree to enforce, for the continued benefit of Purchaser, all non disclosure agreements pertaining to the Policies or related information between Seller and its owners, producers, directors, officers, independent contractors and employees.

(e) From the date hereof and continuing through the closing date, described as the “Interim Period”, Seller shall not transfer, remove or sell or contract to transfer, remove or sell any Agency Assets.  During the Interim Period, Seller shall promptly notify Purchaser of any change in agency operations which might have a material adverse effect on the Agency Assets.

(f) The Seller covenants, warrants and represents that it will disclose to Purchaser prior to the closing date all Companies that direct deposit (or otherwise deliver) commissions into any of Seller’s accounts.  Seller hereby covenants and agrees that if Companies, continue on or after the closing date to directly deposit or deliver checks to Seller for commissions due Purchaser pursuant to this Agreement, Seller will immediately notify Purchaser that said commissions were deposited into Seller’s account (or otherwise delivered to Seller) and will forward said commissions on to Purchaser within five (5) business days of such deposit or delivery.  Seller agrees that if its fails to abide by the terms of this paragraph 8(f), Purchaser has the authority to decrease amounts due Seller, if any, pursuant to paragraph 2(d) or any other provision of this Agreement, plus interest at the maximum rate allowable by law (not to exceed 18% per annum), and further has the right to pursue any and all other remedies available to it.

(g)  The Seller covenants, warrants and represents that there are no creditors and/or lienholders with a claim against the Agency Assets.  Purchaser acknowledges the existence of a putative claim against Seller captioned Amy Ann Healy v. Leader Insurance Company, et al Allegheny County, Pennsylvania No. GD 04-8624. Seller hereby covenants and agrees that if any creditors and/or lienholders (including but without limitation Amy Ann Healy) make a claim against Purchaser or any Agency Assets that are the subject matter of this Agreement, Seller and its parent company shall satisfy such claims in full, to the satisfaction of such creditors and/or lienholders and to the satisfaction of Purchaser, it being agreed that Seller and its parent company agree to indemnify, defend and hold Purchaser harmless from and against any such creditors’ and/or lienholders’ claims, liens and/or other encumbrances.

9.  Warranties and Representations of the Purchaser.  The Purchaser warrants and represents that it is a corporation, duly organized, existing and in good standing under the laws of the State of Missouri. Purchaser warrants and represents that it has taken all necessary corporate action, including, but not limited to, binding resolutions of all of its directors to enter into this agreement and to carry out the terms and conditions thereof.

10.  Warranties and Representations of the Sellers.  (a) If Seller is a corporation duly organized, existing and in good standing under the laws of the State of California and Seller warrants and represents that it has taken all necessary action and has the requisite authority, including, but not limited to, binding resolutions/actions of all of its directors and shareholders/members to enter into this Agreement and to carry out the terms and conditions thereof.

(b) The Seller warrants and represents that it has received sales commissions in connection with the Policies, excluding

(i)                   profit sharing commissions,

(ii)                vested producer commissions,

(iii)             life and/or health insurance commissions,

(iv)            policy fees, and

(v)     brokered policies commissions (which shall not be interpreted to include Policies written through Goldrush Insurance Services, Inc.), of at least One Million Five Hundred Thirty-nine Thousand Seven Hundred and No/100 Dollars ($1,539,700), for the twelve (12) month period ending February 28, 2006.  This figure represents the amount Seller has booked in their financial statements for the period of March 1, 2005 to February 28, 2006 in accordance with GAAP. The Seller warrants and represents that, in connection with the Policies, it has received policy fees (which for the purposes of this Agreement shall be deemed to include but not be limited to all copy fees, administrative fees, consulting fees, broker fees, specialty fees, MVR fees, application fees, etc.) of at least Zero and No/100 Dollars ($0000), for the twelve (12) month period ending February 28, 2006.  The Seller warrants and represents that it has provided (or will provide by April 17, 2006) accurate and complete third party documents containing commissions information and that an affidavit, a copy of which is attached hereto as Exhibit D, has been executed (or will be executed simultaneously at the time such third party documentation is provided) and attached to said documents.  The Seller further warrants and represents that it has provided (or will provide by April 17, 2006) accurate and complete documentation requested by Purchaser with regard to such policy fees represented.  Furthermore, prior to closing Seller agrees to notify Purchaser immediately if it becomes aware of any circumstances which would reduce the amounts warranted or represented in this paragraph 10(b) or would make the documents provided with Exhibit D unreliable for forecasting future commissions, including without limitation: (a) the actual or pending cancellation or non renewal of any Policies, (b) Company changes in underwriting, organization, premiums or management, (c) the actual, pending or threatened Company contract cancellation, whether written or verbal, or (d) regulatory changes.

(c) The Seller warrants and represents that it is the sole and legitimate owner of the Agency Assets to be purchased and sold pursuant to this Agreement.

(d) The Seller warrants and represents that it currently has an errors and omissions insurance policy in force and that such policy will remain in force for a period of three (3) years from and after the closing date to provide continuing errors and omissions insurance coverages or that a “tail” policy will be or has been purchased (on or before the closing date) which provides for continuing errors and omissions insurance coverages for a period of three (3) years.  In either case, Seller will provide Purchaser with proof of such coverage on the closing date and annually thereafter.

(e) The Seller warrants and represents that all of its licensed producers and representatives are/have been employees and that it does not have (and has not had during the preceding twelve (12) months) agreements with employees other than non disclosure agreements signed by employees for the benefit of and to protect Seller.

(f) The Seller warrants and represents that it has fully and accurately disclosed to Purchaser in writing in the form attached hereto as Exhibit F:  all trade names Seller currently uses or has used; all locations at or from which Seller conducts or has conducted agency business; all websites and email addresses; all telephone and telefax numbers; Seller’s chief executive office if Seller conducts business at more than one location;  names of prior owners of any of the Agency Assets;  and the location of Agency Assets for preceding five (5) years.

(g) The Seller warrants and represents that it has fully and accurately disclosed to Purchaser all information elicited by the Seller’s Survey attached hereto as Exhibit G.

(h)  Some jurisdictions have adopted bulk transfer laws requiring that Seller’s creditors be given advance notice of an asset sale.  Failure to comply with the bulk transfer requirements can result in the transfer being ineffective with respect to the Seller’s creditors, leaving them in a position to recover against the assets purchased by the Purchaser.  Seller and Seller’s parent company agree to fully defend, indemnify and hold Purchaser harmless from and against such creditors’ claims.

(i)  The Seller warrants and represents that Seller has paid or will pay on or prior to the closing date all debts, premiums, claims, statement balances and obligations on Policies, whether to Companies, policy holders, or otherwise, written prior to the closing date.

11.  Use of Names and PO Box and Telephone Number. As a result of the sale contemplated herein, the Purchaser shall on and after the date of closing be entitled to the use of the Seller’s Name (“InsWeb Insurance Services” and “Goldrush Insurance Services”) for transitional purposes.  Transitional purposes shall include use of Seller’s Name in electronic and paper customer notifications of the transfer, electronic and paper Company notifications of the transfer, and electronic and paper public announcements; provided that all materials using Seller’s Names shall be approved by InsWeb Corporation prior to dissemination, which approval shall not be unreasonably withheld or delayed.  Furthermore, Purchaser’s use of Seller’s Names for transitional purposes shall not imply or state that Seller has endorsed the message, that Seller is the sender, or that Purchaser is the owner of Seller’s Name.  For a period of two (2) years following the closing date, the Seller shall not use or authorize anyone else to use Seller’s Names in connection with a property and casualty insurance agency operation.  Purchaser shall acquire all rights to the telephone listings, telephone numbers, telefax numbers, email addresses, websites, and post office boxes listed on Exhibit F.

12.  Security Interest.  (a) To secure the payment of the sums described in paragraph 2(d) hereof, Purchaser hereby grants to Seller a security interest in and to the Agency Assets, as of the closing date, which are purchased from Seller pursuant to this Agreement.  Such security interest shall be subordinate to any security interest granted by Purchaser to the lender financing Purchaser’s acquisition of the Agency Assets.  (b) The Purchaser agrees to deliver to the Sellers a UCC-1 financing statement evidencing said security interest in form suitable for filing upon request from Seller.

13.  Default.   (a) Time is of the essence of this Agreement. Purchaser agrees that Purchaser shall complete its inspection pursuant to paragraph 7(i) within five (5) business days of receipt of information from Seller reasonably necessary to conduct Purchaser’s due diligence inspection (the “Inspection Cut Off Date”).  If Purchaser is dissatisfied with the inspection described in paragraph 7(i), Purchaser shall notify Seller of its dissatisfaction on or before the close of business on the Inspection Cut Off Date, and this Agreement may, at option of the Purchaser, become null and void, and Purchaser shall be entitled to the return of all earnest money payments and all parties shall thereupon be released from any further liability under this Agreement.  If Purchaser does not notify Seller of Purchaser’s dissatisfaction on or before the Inspection Cut Off Date, the earnest money deposit paid by Purchaser pursuant to paragraph 2(b) shall become non refundable and in the event that the Purchaser shall fail to pay the amount due on the date of closing as described in paragraph 2(c) hereof, then this Agreement shall immediately become null and void and the Seller shall be entitled to retain the earnest money described in paragraph 2(b) hereof as liquidated damages.  Notwithstanding the other provisions of this paragraph 13(a), in the event either contingency set forth in paragraph 7(ii) or (iii) is not met, this Agreement may, at option of the Purchaser become null and void and Purchaser shall be entitled to this return of all earnest money payment and all parties shall thereupon be released from any further liability.

(b) In the event that the Purchaser shall fail to make any of the installment payments described in paragraph 2(d) hereof within five (5) days of the payment due date, Seller, or their authorized agents, shall give written notice of such default to the Purchaser at the address shown hereinafter.  In the event Purchaser fails to cure its default within ten (10) days of receipt of written notice, then the Seller shall be entitled to interest at the maximum rate allowable by law (not to exceed 18% per annum), and further has the right to pursue any and all other legal remedies available to it.

14. Assignment of Purchaser’s Interest. It is agreed that Purchaser has the unconditional right to assign or transfer any or all of Purchaser’s rights and obligations obtained or incurred pursuant to this agreement to a qualified assignee or purchaser capable and having financial resources to honor all commitments contained herein, as may be determined by Purchaser.  In the event of any such assignment or transfer, Purchaser hereby guaranties all payments due Seller under the terms of this Agreement.

15. Miscellaneous Agreements of the Parties.  (a) The Purchaser shall not assume any of Seller’s obligations with regards to employees, producers, independent contractors, lessors (real or personal property, equipment or otherwise), vendors, suppliers, advertisers or utility companies. (b) Seller and Seller’s parent company acknowledge that Purchaser shall make public statements regarding the acquisition of the Agency Assets and consent to a press release and other public statements by Purchaser regarding the acquisition by Purchaser of the Agency Assets; provided however, all public statements or press releases by Purchaser shall b approved by InsWeb Corporation prior to their dissemination, which approval shall not be unreasonably withheld or delayed..

16. Entire Agreement.  (a) This Agreement contains all of the terms and conditions of agreement between the parties hereto relative to the subject matter hereof, and no other agreement relative thereto between them, whether past, present or future, shall be valid unless the same is reduced to writing and signed by each of the parties.

(b) Upon execution of this Agreement, any confidentiality agreement previously signed by Purchaser, if any, is no longer valid and no longer enforceable; provided however, Purchaser shall continue to maintain the confidentiality required by this Agreement.

(c) The parties agree that the following listed exhibits are an integral part of this agreement.  The parties acknowledge that Exhibit B, Exhibit C, Exhibit E, and Exhibit F are fully executed original documents.  The parties further acknowledge that Exhibit D and Exhibit G are copies of fully executed original documents.

Exhibit A-       Bill of Sale

Exhibit B-         Transfer Letter(s)

Exhibit C-         Listing of Office Equipment and Other Personal Property

Exhibit D-        Affidavit

Exhibit E-          List of Agreements

Exhibit F-          Disclosure of Trade Names, etc.

Exhibit G-         Seller’s Survey

(d)  This Agreement may be delivered electronically and may be executed in two or more counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same agreement.

17.  Amendments.  This Agreement may not be modified, revised, altered, added to, or extended in any manner, or superseded other than by an instrument in writing signed by all the parties hereto.  No waiver of any provision hereof shall be effective unless agreed to in writing by all parties hereto.  Any modification or waiver shall only be effective for the specific instance and for the specific purpose for which given.

18.  Failure to Enforce, Not Waiver.  The failure by either party to enforce any provision of this Agreement shall not be in any way construed as a waiver of any such provision nor prevent such party thereafter from enforcing each and every other provision of this Agreement.

19.  Invalidity or Non-enforceability.  The invalidity or non-enforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.  However, if it is determined that the non compete or non solicit provisions set forth in paragraph 8(b) are not enforceable for any reason (including but not limited to being unenforceable for the full stated period of time or the stated geographic region), such non compete or non solicit provisions shall not be stricken, but shall be reformed to the extent required to be enforceable under and comply with applicable law and as reformed shall be fully enforceable.

20.  Governing Law.  This Agreement shall be construed and governed by the laws of the State of Kansas.  Subject to paragraphs 24 and 25, at the option of Purchaser, jurisdiction and venue for any dispute arising under or in relation to this Agreement will lie only in the State of Kansas with the Phillips County District Court, or the U.S. District Court having jurisdiction over Phillips County in the State of Kansas.  The locale for any arbitration shall be the American Arbitration Association hearing office in Kansas City Missouri. In the event that an arbitration action, lawsuit, administrative proceeding or litigation is brought with respect to this Agreement, the prevailing party shall be entitled to be reimbursed for, and/or have judgment entered with respect to, all of its costs and expenses, including reasonable attorney’s fees’ and legal expenses.

21.  Notices.  Notices which may be required to be sent by Seller or Purchaser in accordance with this Agreement shall be sent to the address set forth below or such other address as may be designated by such party provided notice of such change in address has been given to the other party.  Notices shall be deemed effective if in writing, and delivered by hand or mailed by United States Mail, postage prepaid, mailed by certified mail, with return receipt requested, or mailed by express courier with date of receipt confirmed.  The effective date of notice shall be the day of delivery by hand; if mailed by regular mail, four business days following the mailing thereof; and, if by certified mail or express courier, the date of receipt thereof:

Seller Address:	Purchaser Address:
InsWeb Insurance Services, Inc.	Brooke Franchise Corporation
Goldrush Insurance Services, Inc.	Attn: Shawn Lowry
11290 Pyrites Way	10950 Grandview Drive, Ste 500
Gold River CA 95670	Overland Park, KS 66210
Attn: General Counsel

22. Binding Effect. This agreement executed in triplicate shall be binding upon each of the parties hereto, their heirs, administrators, successors and assigns.  The use of the masculine shall include the feminine, and the use of the singular shall include the plural.

23.  Timeliness.  Timeliness and punctuality are essential elements of this Agreement.

24.  Mediation.  Any issue, claim or dispute that may arise out of or in connection with this Agreement (including any exhibits, addenda or other document executed in connection herewith) and which Purchaser and Seller are not able to resolve themselves by negotiation, shall be submitted to mediation in a manner agreed to by Purchaser and Seller.  Purchaser and Seller agree to use mediation to attempt to resolve such issue, claim or dispute prior to filing any arbitration action, lawsuits, complaints, charges or claims.  Purchaser and Seller will select an independent mediator agreeable to both parties.  The mediator will communicate with the parties to arrange and convene the mediation process that will be most efficient, convenient and effective for both parties.  The costs of the mediation and fees of the mediator will be borne equally by Purchaser and Seller.  The parties will cooperate with the mediator in coming to a reasonable agreement on the mediation arrangements which will include the time and place for conducting the mediation, who will attend or participate in the mediation and what information and written material will be exchanged before the mediation.  The mediation will be conducted at a place agreeable to both Purchaser and Seller.

25. Arbitration.  Any issue, claim or dispute that may arise out of or in connection with this Agreement (including any exhibits, addenda or other document executed in connection herewith) and which Purchaser and Seller are not able to resolve themselves by mediation, shall be submitted to arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in an court having jurisdiction thereof.  Purchaser and Seller agree to use arbitration to resolve such issue, claim or dispute prior to and in lieu of filing any lawsuits, complaints, charges or claims.  In the event a proceeding is brought with respect to this Agreement, the prevailing party shall be entitled to be reimbursed for and/or have judgment for all of their costs and expenses, including reasonable attorney’s fees and legal expenses.

26.  Advice of Counsel.  Seller acknowledges and agrees that this Agreement and all other agreements ancillary hereto have been prepared by Purchaser and counsel for Purchaser representing its interests and not those of Seller with respect to the transactions documented by this Agreement and the ancillary documents.  Seller further acknowledges and agrees that Seller has been provided the opportunity and encouraged to consult with counsel of Seller’s own choosing with respect to this Agreement and the ancillary agreements.  Seller acknowledges that Seller has read all of the provisions of this Agreement and that each understands such provisions.

SELLER:	PURCHASER:

/s/ L. ERIC LOEWE	/s/ SHAWN LOWRY
Senior Vice President and General Counsel	President

SELLER:

/s/ L. ERIC LOEWE
Senior Vice President and General Counsel

AGREEMENT

The undersigned agree(s) to and is (are) bound by the covenants set forth in paragraph 8(b), 8(g) and 10(h) herein and specifically acknowledge that the covenants contained in said paragraphs are assignable and are reasonable and necessary and that the undersigned has received ample consideration for same.

InsWeb Corporation

/s/ L. ERIC LOEWE
Senior Vice President and General Counsel

Exhibit A to Agreement for Purchase of Agency Assets

BILL OF SALE

Now on this 28th day of April, 2006, for good and valuable consideration, the receipt of which is hereby acknowledged, InsWeb Insurance Services, Inc. and Goldrush Insurance Services, Inc. of Gold River, California, collectively as Seller, hereby sells, transfers, assigns and conveys unto Brooke Franchise Corporation, all of Seller’s right, title and interest in and to the Policies.  Such sale shall include: the “book of business” associated with the Policies which includes but is not limited to: all customer accounts associated with all Policies; goodwill associated with all Policies; all electronic and paper customer lists, whether past, current or prospective customers associated with the Policies; all electronic and paper customer files, whether past, current or prospective customers associated with the Policies; all customer renewals associated with the Policies; all electronic and paper customer records, whether past, current or prospective customers associated with the Policies; and all other intangible assets associated with the Policies.  All assets shall be conveyed unto Purchaser, free and clear of any claims, liens and encumbrances whatever.   The assets described in this paragraph shall be collectively referred to as the “Agency Assets.”

All assets are hereby conveyed unto Purchaser, free and clear of any claims, liens, taxes and encumbrances whatever.

SELLER
Attest: (If incorporated)
By:
Name:
Title:
Secretary

SELLER
Attest: (If incorporated)
By:
Name:
Title:
Secretary

State of
County of

        Be it remembered that on this         day of           , 2006, before me, a Notary Public, in and for the County and State aforesaid, appeared              and                      who are known to me and who executed the above and foregoing Bill of Sale.

Notary Public

My Commission Expires:

Exhibit B to Agreement for Purchase of Agency Assets

TRANSFER LETTER

(Date)

ATTENTION:  Agency Licensing / Agency Contracting / Marketing Department / Underwriting Department / Accounting Department

Re:          Transfer of [InsWeb Insurance Services, Inc.] Policies (Seller’s Agency Code)

To Whom It May Concern:

Be advised that InsWeb Insurance Services, Inc. of Gold River, California has sold its property and casualty policies to Brooke Franchise Corporation effective on April 28, 2006.  Please route this transfer letter to the proper department so that the agent of record for the policies assigned to InsWeb Insurance, Inc. will be transferred to Brooke Agency Services Company, LLC.

 The following information about Brooke Agency Services Company, LLC is provided to expedite the process:

Primary Contact

Voice Phone Number

Fax Phone Number

Email Address

PO Box

Street Address

City, State and Zip Code

Tax Identification Number

Thank you.

By:
Title:

Brooke Agency Services Company LLC accepts transfer of the referenced policies.  I have attached a resolution that authorizes me to accept these policies on behalf of Brooke Agency Services Company LLC and names the individuals who may transfer these policies or change address on Brooke Agency Services Company’s behalf in the future.   In addition to effecting the above transfer, we hereby requests that all current agency bill policies be converted to direct bill and that all new policies be issued direct bill.  Thank you for your time and attention to this matter.

	By:	Bryan Whipple
Title:	Vice President

Exhibit C to Agreement for Purchase of Agency Assets

LISTING OF OFFICE EQUIPMENT AND OTHER PERSONAL PROPERTY

1.                     NONE

The above listing specifically identifies the office equipment and personal property which are a part of the assets being sold pursuant to our Agreement.

SELLER:	PURCHASER:

By:	By:
Title:	Title:

SELLER:

By:
Title:

Exhibit D to Agreement for Purchase of Agency Assets

AFFIDAVIT

STATE OF                                   )

COUNTY OF                               )

COMES NOW, the undersigned, having first been duly sworn on oath, states and alleges as follows:

1.                  The undersigned is sufficiently familiar with insurance industry accounting processes to understand what documents are required by Brooke Franchise Corporation to verify commissions from independent sources such as insurance companies and managing general agents and these documents are attached.

2.                  The attached documents are originals or copies certified by the undersigned to be accurate representations of the originals.  The attached documents are full and complete records and have not been altered.

3.                  The undersigned is not aware of any circumstances which would make the attached documents unreliable for forecasting future commissions.  Such circumstances could include (a) the actual or pending cancellation or non-renewal of policies which are not recorded on the attached documents; (b) insurance company changes in underwriting, organization, premiums or management; (c) the actual, pending or threatened Company contract cancellation, whether written or verbal; or (d) regulatory changes.

4.                  The attached documents include full and complete statements for the following listing of insurance companies and general agents for the period of             ,               to            ,             .

Dated:

SEE ATTACHED LISTING

The attached documents are originals or certified copies of original documents necessary for Brooke Franchise Corporation to verify commissions from independent sources pursuant to paragraph 10(b) of the Agreement and the undersigned hereby certifies the attached to be accurate originals thereof or representations of originals.

SELLER:

By:
Title:

SELLER:

By:
Title:

STATE OF
COUNTY OF

        Be it remembered that on this           day of            ,               , before me, a Notary Public, in and for the County and State aforesaid, appeared                            who is known to me and who executed the above and foregoing Affidavit.

Notary Public

My Commission Expires:

Exhibit E to Agreement for Purchase of Agency Assets

LISTING OF AGREEMENTS

1.         None other than non disclosure agreements signed by all employees in a form submitted to Purchaser.

The above listing specifically identifies all written and verbal agreements that Seller currently has, or has had during the past twelve (12) months, with licensed producers, representatives, agents or other Persons related to Seller’s Agency Assets.

SELLER	PURCHASER:

By:	By:
Title:	Title:

SELLER:

By:
Title:

Exhibit F to Agreement for Purchase of Agency Assets

LISTING OF TRADE NAMES, ETC.

1.	Trade Names:	InsWeb Insurance Services
Goldrush Insurance Services

2.	Business addresses	11290 Pyrites Way
Suite 200
Gold River, CA 95670
	P.O. Box #s:	P.O.Box 580
Gold River, CA 95741-0580
3.	Websites/Email Addresses:

4.	Telephone and telefax numbers:

5.	Former owners:	None

6.	Secondary Locations:	None

7.	Former Locations:	None

8.

Seller warrants and represents the above listing specifically identifies all trade names Seller currently uses or has used; all locations at or from which Seller conducts or has conducted agency business; all websites and email addresses; all telephone and telefax numbers; Seller’s chief executive office if Seller conducts business at more than one location; place of individual Seller’s current and past places of residence (past five (5) years) and the period during which Seller resided at such place; names of prior owners of any of the Agency Assets; all sweep accounts and other business related bank accounts; and the location of Agency Assets for preceding five (5) years.

SELLER:	PURCHASER:

By:	By:
Title:	Title:

SELLER:

By:
Title:

Exhibit G to Agreement for Purchase of Agency Assets

SELLER SURVEY

The attached Sellers Survey is an original or certified copy thereof and is a true and accurate representation of the information elicited thereby.

SELLER:

By:
Title:

SELLER:

By:
Title:

State of )
County of )

 Be it remembered that on this             day of                     , 200   , before me, a Notary Public, in and for the County and State aforesaid, appeared                                 who is known to me and who executed the attached Seller Survey.

Notary Public

My Commission Expires: